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                                                                     EXHIBIT 2.1



       FIRST AMENDMENT TO LIMITED LIABILITY COMPANY INTEREST PURCHASE AND
                             CONTRIBUTION AGREEMENT

         THIS FIRST AMENDMENT TO LIMITED LIABILITY COMPANY INTEREST PURCHASE AND CONTRIBUTION AGREEMENT ("Amendment") is made and entered into as of the ___ day of December, 1999, by and among Allied Products Corporation, a Delaware corporation ("Allied"), Bush Hog Investors, L.L.C., a Delaware limited liability company ("Crown"), and Bush Hog, L.L.C., a Delaware limited liability company (the "Company"). Unless otherwise defined herein, capitalized terms used herein shall have the same meanings assigned to them in the Limited Liability Company Interest Purchase and Contribution Agreement dated as of October 21, 1999 (the "Agreement") between Allied, Crown and the Company.

                                   WITNESSETH:

         WHEREAS, Allied, Crown and the Company entered into the Agreement, which provides for (i) Allied selling, contributing, transferring and assigning to the Company the Purchased Assets subject solely to the Assumed Liabilities; (ii) Allied selling to Crown eighty and one-tenth percent (80.10%) of the limited liability company interests in the Company; and (iii) Crown and Allied entering into a limited liability company agreement;

         WHEREAS, Henry Crown and Company (Not Incorporated),an affiliate of Crown, ("HCC") is making a $5,000,000 loan ("Loan") to Allied to provide working capital for the Bush Hog and Great Bend divisions of Allied until the closing under the Agreement which loan is being made pursuant to a Loan Agreement dated December 16, 1999 between HCC and Allied and will be evidenced by a promissory note and secured by a mortgage and security agreement on certain of Allied's property in Selma, Alabama (the loan agreement, promissory note, mortgage, security agreement and any other documents evidencing such loan and the security therefore herein called the "Loan Documents");

         WHEREAS, as a condition of the Loan, Allied has agreed that Crown may terminate the Agreement if (i) all amounts owed to HCC under the Loan and Loan Documents, including interest, principal and penalties, have not been paid to HCC on or before February 15, 2000; (ii) the Closing has not occurred on or before February 15, 2000 or (ii) if Allied is in default under the Loan Documents; and ;

         WHEREAS, Allied, Crown and the Company desire to delete and replace in its entirety SCHEDULE 1.5(a)-3 to the Agreement; and

         NOW, THEREFORE, in consideration of the covenants and agreements set forth herein, Allied, Crown and the Company do hereby agree as follows:

         1. SECTION 1.5(a). Immediately proceeding the last sentence of this
Section that begins "For purposes of this Section 1.5, . . . .", insert the following sentence in its entirety:
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                  "Notwithstanding the foregoing, if prior to the Closing Allied has not paid to Henry Crown and Company (Not Incorporated) ("HCC") all amounts due HCC under that certain Loan Agreement dated December 16, 1999, (the "Loan Agreement") by and between Henry Crown and Company (Not Incorporated), an Illinois limited partnership ("Henry Crown"), and Allied, and the promissory note, mortgage, security agreement and other documents evidenceing the loan under the Loan Agreement (collectively the "Loan Documents"), then Allied directs Crown to pay to HCC from the Purchase Price, all such amounts due
                  HCC and only the remaining portion of the Purchase Price shall be paid to Allied.

         2. SECTION 6.10. The following new Section 6.10 is hereby added in its entirety:

                  "6.10    HENRY CROWN LOAN.

                  Allied shall have paid to HCC all amounts due and owing, including without limitation, principal, penalties and interest, pursuant to the Loan Documents."

         3. SECTION 10.1(d). The date of February 29, 2000 referred to in this section is hereby deleted in its entirety and replaced with the date of February 15, 2000.

         4. SECTION 10.1(g). The following Section 10.1(g) is added in its entirety:

                  "(g) By Crown, if Allied defaults in any manner under the Loan Documents or if all amounts payable to HCC under the Loan Documents have not been paid on or before February 15, 2000."

         5. SCHEDULE 1.5(a)-3. SCHEDULE 1.5(a)-3 is hereby deleted in its entirety and replaced with EXHIBIT A attached hereto.

         6. RATIFICATION. Except as set forth in this Amendment, all of the terms, covenants, and conditions of the Agreement as amended and all the rights and obligations of Allied, Crown and the Company thereunder, shall remain in full force and effect, and are not otherwise altered, amended, revised, or changed.

         7. COUNTERPARTS. This Amendment may be executed in counterparts, each of which shall be an original and all of which counterparts taken together shall constitute one and the same agreement.



                         [SIGNATURES ON FOLLOWING PAGE]


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         IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the day and year first above written.


ALLIED:                                     CROWN:

ALLIED PRODUCTS CORPORATION,                BUSH HOG INVESTORS, L.L.C., a
a Delaware corporation                      Delaware limited liability company


By:         /s/  Mark Standefer             By:  Henry Crown and Company (Not
            -------------------             Incorporated), an Illinois limited
            Its: Vice President             partnership, its manager


                                            By:    /s/ William H. Crown
                                                   --------------------
                                                   a General Partner

COMPANY:

BUSH HOG, L.L.C., a Delaware limited
liability company

By:   Allied Products Corporation
Its:  Manager

         By: /s/ Mark Standefer
             ------------------
         Its: Vice President


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                                    EXHIBIT A


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